UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2019

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	EE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ◻

Item 1.01.          Entry into a Material Definitive Agreement.

On June 1, 2019, El Paso Electric Company (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sun Jupiter Holdings LLC, a Delaware limited liability company (“Parent”), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc. (“IIF”).

On and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, no par value, of the Company (“Company common stock”) issued and outstanding immediately prior to the Effective Time (other than shares held by the Company and shares held by any holder who properly exercises and perfects appraisal rights in respect of such shares) shall be cancelled and converted into the right to receive $68.25 in cash, without interest (the “Merger Consideration”). At the Effective Time, each share of Company common stock subject to time-based vesting under the Company’s Amended and Restated 2007 Long-Term Incentive Plan, as amended and in effect from time to time (the “Company Stock Plan”), and any outstanding performance shares that were granted under the Company Stock Plan and represent the right to receive shares of Company common stock, whether vested or unvested, will be cancelled at the Effective Time with cash consideration paid therefor in accordance with the terms of the Merger Agreement.

The Company, Parent and Merger Sub each have made various representations, warranties and covenants in the Merger Agreement. Among other things, the Company has agreed, subject to certain exceptions, to conduct its business in the ordinary course, consistent with past practice, from the date of the Merger Agreement until the Effective Time, and not to take certain actions prior to the closing of the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company has made certain additional customary covenants, including, subject to certain exceptions: (1) to cause a meeting of the Company’s shareholders to be held to consider approval of the Merger Agreement, (2) not to solicit proposals relating to alternative business combination transactions and not to participate in discussions concerning, or furnish information in connection with, alternative business combination transactions and (3) not to withdraw its recommendation to the Company’s shareholders regarding the Merger. In addition, subject to the terms of the Merger Agreement, the Company, Parent and Merger Sub are required to use reasonable best efforts to obtain all required regulatory approvals, which will include clearance under federal antitrust laws and certain approvals by federal and state regulatory bodies, subject to certain exceptions, including that such efforts not result in a Burdensome Condition (as defined in the Merger Agreement). Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration.

Consummation of the Merger is subject to various conditions, including: (1) approval of the shareholders of the Company, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a Burdensome Condition, (4) absence of any law or order prohibiting the consummation of the Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party’s representations and warranties, (b) each party’s compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if the Merger is not consummated by June 1, 2020 (subject to extension for an additional three months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would be required to pay a termination fee of $170 million to the Company, and under other specified circumstances, the Company would be required to pay Parent a termination fee of $85 million.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s execution of the Merger Agreement, Ms. Mary E. Kipp, President and Chief Executive Officer of the Company, Mr. Nathan T. Hirschi, Senior Vice President and Chief Financial Officer of the Company, and Mr. Adrian J. Rodriguez, Senior Vice President, General Counsel and Assistant Secretary of the Company, each entered into a new change of control agreement, and Mr. Rocky R. Miracle, Senior Vice President, Corporate Development and Chief Compliance Officer of the Company, entered into a retention agreement, in each case with the Company.  Ms. Kipp’s new change of control agreement is substantially similar to her existing change of control agreement and includes a clarification of the definition of “Good Reason” in the termination of employment provision, which provides that any transaction resulting in the common stock of the Company no longer being listed for trading on a national securities exchange would be considered a material reduction in Ms. Kipp’s duties and responsibilities. The new change of control agreements entered into by Messrs. Hirschi and Rodriguez are substantially similar to Ms. Kipp’s new change of control agreement (except with respect to annual bonus amount).  Mr. Miracle’s retention agreement entitles him to a retention bonus of $600,000 to be paid within thirty days after the closing of the Merger subject to his continued service to the Company through such date; provided that, in the event that Mr. Miracle receives a payment pursuant to his change of control agreement, such amount would be reduced by the $600,000 paid to Mr. Miracle pursuant to the retention agreement.  The material terms of the change of control agreements are described in the Company’s Proxy Statement relating to the Annual Meeting filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 12, 2019, and copies of the agreements described herein are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Item 7.01.          Regulation FD Disclosure.

On June 3, 2019, the Company and IIF issued a joint press release announcing the execution of the Merger Agreement and the Company posted an investor presentation relating to the proposed Merger in the Investor Relations section of its website. The joint press release announcing the proposed Merger and the investor presentation are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

The joint press release and the investor presentation are being furnished, not filed, pursuant to Regulation FD. Accordingly, neither the joint press release nor the investor presentation will be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the joint press release and the investor presentation is not intended to, and does not, constitute a determination or admission by the Company that the information in the joint press release or the investor presentation is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K, other than statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words like “believe”, “anticipate”, “target”, “project”, “expect”, “predict”, “pro forma”, “estimate”, “intend”, “will”, “is designed to”, “plan”, and words of similar meaning, or are indicated by the Company's discussion of strategies or trends. Forward-looking statements describe the Company's future plans, objectives, expectations or goals. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Such statements address future events and conditions and include, but are not limited to, statements relating to: (1) Parent’s proposed acquisition of the Company, (2) shareholder and regulatory approvals, (3) the completion of the proposed Merger, and (4) the expected timing of completion of the proposed Merger. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in the Company’s most recently filed periodic reports and in other filings made by the Company with the SEC from time to time. Any such forward-looking statement is qualified by reference to these risks and factors. The Company cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements. Forward-looking statements speak only as of the date of the particular statement, and the Company does not undertake to update any forward-looking statement contained herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, the Company expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (http://www.epelectric.com) under the tab, “Investor Relations” and then under the tab “Financials” and then under the heading “SEC Filings.”

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed Merger. Information regarding the directors and executive officers of the Company is available in its definitive proxy statement for its 2019 annual meeting, filed with the SEC on April 12, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed Merger.

Item 9.01.          Financial Statements and Exhibits.

The exhibits listed below are filed or furnished, as applicable, herewith.

The Merger Agreement is included only to provide information to investors regarding its terms, and, except for its status as a contractual document that establishes and governs the legal relationship among the parties thereto with respect to the proposed Merger, not to provide any other factual information regarding the Company or its business or the actual conduct of its business during the pendency of the Merger Agreement. The Merger Agreement contains representations, warranties and other provisions that were made solely for the benefit of the other parties to the Merger Agreement and (1) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (2) may have been qualified in the Merger Agreement by confidential disclosure schedules that were delivered to the parties in connection with the signing of the Merger Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement, (3) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to security holders, and (4) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or Parent. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective affiliates. Furthermore, you should not rely on the covenants in the Merger Agreement as actual limitations on the business of the Company, because the Company may take certain actions that are either expressly permitted in the disclosure schedules to the Merger Agreement or as otherwise consented to by Parent, which consent may be given without notice to the public.

(d)          Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description

2.1*	Agreement and Plan of Merger by and among El Paso Electric Company, Sun Jupiter Holdings LLC. and Sun Merger Sub Inc., dated as of June 1, 2019.
†10.1	Change of Control Agreement between Mary E. Kipp and the Company, dated as of May 31, 2019.
†10.2	Change of Control Agreement between Nathan T. Hirschi and the Company, dated as of May 31, 2019.
†10.3	Change of Control Agreement between Adrian J. Rodriguez and the Company, dated as of May 31, 2019.
†10.4	Retention Agreement between Rocky R. Miracle and the Company, dated as of May 31, 2019.
99.1	Joint Press Release, dated as of June 3, 2019.
99.2	Investor Presentation, dated as of June 3, 2019.
99.3	Letter to Employees, dated as of June 3, 2019.
99.4	Letter to Customers, dated as of June 3, 2019.
99.5	President & CEO Video Transcript, dated as of June 3, 2019.
99.6	Community Partner Video Transcript, dated as of June 3, 2019.
99.7	IIF Fact Sheet, dated as of June 3, 2019.

*
Schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

†	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ Nathan T. Hirschi
Name:	Nathan T. Hirschi
Title:	Senior Vice President and Chief Financial Officer

Dated: June 3, 2019